                                                                    Exhibit 11.1

                               POPE & TALBOT, INC.
                    STATEMENT SHOWING CALCULATION OF AVERAGE
                     COMMON SHARES OUTSTANDING AND EARNINGS
                            PER AVERAGE COMMON SHARE



                                          Three months ended            Six months ended
                                               June 30,                     June 30,
                                     ----------------------------   ---------------------------
                                        1998             1997           1998           1997
                                     ------------    ------------   ------------   ------------

Weighted average number
      of common shares
      outstanding                      13,481,441      13,363,997     13,481,441     13,363,888

Application of the "treasury
      stock" method to the stock
      option plan                              --           8,677             --         11,239
                                     ------------    ------------   ------------   ------------

Total common and common
      equivalent shares,
      assuming dilution                13,481,441      13,372,674     13,481,441     13,375,127
                                     ============    ============   ============   ============


Net income(loss)                     $ (7,126,000)   $  3,981,000   $ 13,355,000   $  5,359,000
                                     ============    ============   ============   ============


Diluted net income(loss) per share   $       (.53)   $        .30   $        .99   $        .40
                                     ============    ============   ============   ============




The computation of basic net income (loss) per common share is not included because the computation can be clearly determined from the material contained in this report.